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                                                                     Exhibit 8.2

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111
                                                                617 542 6000
                                                                617 542 2241 fax


                               December 13, 2002




Variagenics, Inc.
60 Hampshire Street
Cambridge, MA 02139


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger dated as of November 9, 2002 (the "Reorganization Agreement"), by and among Hyseq, Inc., a Nevada corporation ("Parent"), Vertical Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Variagenics, Inc., a Delaware corporation (the "Company").

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


We have acted as counsel to the Company in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):


      (A)   the Reorganization Agreement;

      (B)   the Registration Statement;


      (C) those certain tax representations by Parent, Merger Sub and the Company in their respective letters to be delivered to us at the time of the Closing (the "Tax Representation Letters"); and



      (D) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Transaction and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Variagenics, INC.
December 13, 2002
Page 2


In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

      (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;


      (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Transaction, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;


      (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;


      (d) The Transaction will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;


      (e) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and


      (f) The opinion of even date herewith rendered by Latham & Watkins to Parent and filed as Exhibit 8.1 to the Registration Statement has been delivered and has not been withdrawn.



Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Transaction will be a reorganization within the meaning of Section 368(a) of the Code.



In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material United States Federal Income Tax Consequences of the Transaction" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.



This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.


Variagenics, INC.
December 13, 2002
Page 3



Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.


This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.



This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.



We consent to the reference to our firm under the caption "Material United States Federal Income Tax Consequences of the Transaction" "Legal Matters" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. By providing this consent, we are not admitting that we are within the category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                         Sincerely,


                                         /s/ Mintz, Levin, Cohn, Ferris, Glovsky
                                         and Popeo, P.C.


                                         MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
                                         AND POPEO, P.C.